Exhibit 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	Michelle A. Mahue
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 5.1%
INCREASE IN FFO PER SHARE FOR THE NINE MONTH PERIOD ENDED
SEPTEMBER 30, 2003

     CLEVELAND, OHIO, October 30, 2003 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that third quarter 2003 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.58 (diluted) and $0.59 (basic) as compared to $0.61 (diluted) and $0.62 (basic) per share for the same period in the previous year, a per share decrease of 4.9% diluted and 4.8% basic. The figures in 2003 include a $0.07 per share charge relating to the original issuance costs associated with the redemption of preferred shares during the third quarter 2003. Excluding this non-cash charge, FFO, on a per share basis was $0.65 (diluted) and $0.66 (basic), a per share increase of 6.6% diluted and 6.5% basic. FFO reached $51.3 million for the quarter ended September 30, 2003, as compared to $40.6 million for 2002. Net income for the three months ended September 30, 2003 was $42.0 million compared to second quarter 2002 net income of $25.2 million, or $0.28 per share (diluted) and $0.29 (basic) for each quarter.

     On a per share basis, FFO (diluted) was $1.86 and $1.77 for the nine month periods ended September 30, 2003 and 2002, respectively, an increase of 5.1%. Excluding the non-cash charges associated with the redemption of preferred shares in 2003 and 2002, FFO, on a per share basis was $1.99 diluted in 2003 compared to $1.86 (diluted) in 2002, an increase of 7.0%. FFO for the nine months ended September 30, 2003 was $154.2 million compared to FFO for the nine months ended September 30, 2002 of $116.4 million. Net income for the nine months ended September 30, 2003 was $148.8 million, or $1.32 per share (diluted), compared to net income of $72.4 million, or $0.72 per share (diluted) for the prior comparable period. An increase in net income of $26.2 million is due to the net gain on sale of real estate assets. The remainder of the increase in net income is attributable to the merger with JDN Realty on March 13, 2003, core operations and a reduction in minority interest expense associated with preferred operating partnership units which were redeemed in 2003.

     Scott A. Wolstein, DDR’s chairman and chief executive officer stated, “We are pleased to announce this quarter’s financial results, which demonstrate strong earnings growth and the Company’s continued commitment to improving its balance sheet. Furthermore, property level fundamentals remain stable, driven by strong demand from our key tenants such as Wal*Mart, Target and Kohl’s; plus demand from other tenants migrating from enclosed malls to open air centers. During the quarter, Developers Diversified announced its $730 million joint venture transaction to create an Australian investment entity. Not only does this transaction tap the Australian public market’s overwhelming demand for institutional quality community centers, but it also creates a long-term equity partner.”

     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the third quarter of 2003, the Company executed 110 new leases aggregating approximately 633,000 square feet and 140 renewals aggregating approximately 494,000 square feet. Rental rates on new leases increased by 15.2% to $11.83 per square foot and rental rates on renewals increased by 7.6% to $11.37 per square foot. On a blended basis, rental rates for new leases and renewals increased by 10.1% to $11.63 per square foot.

     At September 30, 2003, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.65. Excluding the impact of the properties acquired through the JDN merger, the average annualized base rent per occupied square foot for the portfolio was $10.95, as compared to $10.49 at September 30, 2002.

     As of September 30, 2003, the portfolio was 94.6% leased. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.2% leased, as compared to 95.9% at September 30, 2002. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of September 30, 2003, the portfolio was 94.0% occupied. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 94.6% occupied, as compared to 94.2% at September 30, 2002.

     Same store tenant sales performance over the trailing 12 month period within the Company’s portfolio remained strong at approximately $234 per square foot for those tenants required to report. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2002, excluding properties under redevelopment) increased approximately $2.9 million (or 2.1%) for the nine month period ended September 30, 2003, compared to the same period in 2002.

Strategic Transactions:

Macquarie DDR Trust

     The Company announced that it intends to form an Australian based Listed Property Trust with Macquarie Bank Limited (ASX: MBL), an international investment bank and leading advisor and manager of specialized real estate funds in Australia. Macquarie DDR Trust (“MDT”) will focus on acquiring ownership interests in institutional-quality community center properties in the U.S. The aggregate purchase value (assuming 100% ownership) of the initial portfolio of eleven assets currently owned by DDR and DDR joint ventures is approximately $730 million and MDT will operate with a targeted leverage ratio of 50%.

     MDT, which is expected to be listed on the Australian Stock Exchange during the fourth quarter, will own an 81% interest in the 11 asset portfolio. DDR will retain a 14.5% effective ownership interest in the assets and MBL will own the remaining 4.5%. DDR will be responsible for all day-to-day operations of the properties and will receive fees for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel sales), and financing. The Company will also receive base asset management fees and incentive fees based on the performance of MDT.

     It is anticipated that an additional asset in Minneapolis, MN (Coon Rapids — Inner Quadrant) will be sold to MDT after construction and leasing are completed, subject to the satisfaction of MDT’s investment criteria and the availability of financing. MDT will have a two year right of first offer on twenty pre-determined joint venture and wholly owned assets currently in DDR’s portfolio. MDT also is expected to pursue acquisitions of additional stabilized, institutional-quality community center properties.

     DDR is expected to receive approximately $185 million in cash and retain a $53 million equity investment in the joint venture, representing its 14.5% effective ownership interest. The newly formed joint venture is expected to carry approximately $374 million in debt, or approximately 50% of total asset value. The interest rate for this debt will generally be structured with 80% fixed and 20% floating. The new fixed rate financing will have a weighted average interest rate of approximately 4.40% and the floating rate debt will have an estimated initial weighted average interest rate of 3.85%. A portion of the initial outstanding floating rate debt reflects financing to MDT under its anticipated $100 million secured revolving credit facility.

     The aggregate size of the MDT portfolio is approximately 5.4 million square feet of total GLA (of which 4.8 million is owned GLA), and the average size of the eleven properties is approximately 490,000 square feet of total GLA. The Company currently holds seven of the MDT portfolio assets in existing joint ventures. These properties are located in Boston (Framingham), Massachusetts; Chicago (Schaumburg), Illinois; Minneapolis (Coon Rapids), Minnesota; Atlanta, Georgia; Washington, D.C. (Fairfax, Virginia); Atlanta (Marietta), Georgia and Naples, Florida. The remaining four assets are wholly owned by DDR and located in St. Paul, Minnesota; Kansas City (Independence), Missouri; Canton, Ohio and Cleveland (N. Olmsted), Ohio.

     MDT will be governed by a board of directors that include three members from DDR, three members from MBL and two independent members to be selected after the listing of MDT.

Expansions:

     For the nine month period ended September 30, 2003, the Company completed expansions and redevelopments at nine shopping centers located in Birmingham, Alabama; Bayonet Point, Florida; Brandon, Florida; Tucker, Georgia; Fayetteville, North Carolina; North Canton, Ohio; Erie, Pennsylvania; Riverdale, Utah and Taylorsville, Utah at an aggregate cost of approximately $26.8 million. The Company is currently expanding/redeveloping four shopping centers located in North Little Rock, Arkansas; Aurora, Ohio; Tiffin, Ohio and Monaca, Pennsylvania at a projected incremental cost of approximately $22.9 million. The Company is also scheduled to commence two additional expansion projects at the Princeton, New Jersey and Starkville, Mississippi shopping centers.

     For the nine month period ended September 30, 2003, the Company’s joint ventures completed expansions and redevelopments at three shopping centers located in San Ysidro, California; Shawnee, Kansas and North Olmsted, Ohio at an aggregate cost of approximately $9.7 million. The Company’s joint ventures are currently expanding/redeveloping a shopping center located in Deer Park, Illinois at a projected incremental cost of approximately $13.9 million.

Development (Consolidated):

     During the nine month period ended September 30, 2003, the Company completed the construction of ten shopping centers located in Fayetteville, Arkansas; Aurora, Colorado; Parker, Colorado; Parker South, Colorado; Lithonia, Georgia; McDonough, Georgia; Coon Rapids (Minneapolis) Minnesota; St. John’s, Missouri; Erie, Pennsylvania and Frisco, Texas.

     The Company currently has 15 shopping center projects under construction, 10 of which resulted from the merger with JDN. These projects are located in Meridian, Idaho (Phase II of the existing shopping center); Long Beach, California; Sacramento, California; Fort Collins, Colorado; Overland Park, Kansas; Chesterfield, Michigan; Grandville, Michigan; Lansing, Michigan; St. Louis, Missouri; Apex, North Carolina; Hamilton, New Jersey; Mount Laurel, New Jersey; Pittsburgh, Pennsylvania; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2003 and 2004 and will create an additional 3.6 million square feet of retail space.

     The Company anticipates commencing construction in 2004 on two additional shopping centers located in Norwood, Massachusetts and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $97.8 million and are currently scheduled for completion during 2003 and 2004. At September 30, 2003, approximately $90.3 million of costs were incurred in relation to these development projects. The projects located in Long Beach, California (City Place) and Austin, Texas are being financed through the Prudential/DDR Retail Value Fund. The other project is located in St. Louis, Missouri.

Dispositions:

     In September 2003, one of the Company’s RVIP joint ventures sold two west coast shopping centers, a 103,000 square foot shopping center located in suburban Sacramento, California for approximately $19.3 million and a 109,000 square foot shopping center located in Fullerton, California for approximately $15.0 million and recognized a gain of approximately $12.5 million of which the Company’s proportionate share was $2.5 million. In October 2003, this joint venture also sold a 208,000 square foot shopping center located in Bellingham, Washington for approximately $23.5 million.

     In September 2003, the Company sold a 57,000 square foot shopping center located in Nacogdoches, Texas for approximately $5.7 million and in October 2003, the Company sold a 123,000 square foot shopping center located in Decatur, Alabama for approximately $6.9 million. The Company acquired both of these properties in the merger with JDN Realty in March 2003. Additionally, in October 2003, the Company sold a 92,000 square foot shopping center located in St. Louis, Missouri for approximately $3.3 million.

Financings:

     In July 2003, the Company sold $205 million of Class H Cumulative Redeemable Preferred Shares with an annual dividend coupon of 7.375%. In addition, the Company called all outstanding shares of its 8.375% Class C Depositary Cumulative Preferred Shares aggregating $100 million in July 2003, all outstanding shares of its 8.68% Class D Depositary Cumulative Preferred Shares aggregating $54 million in August 2003 and all outstanding shares of its 9.375% Voting Preferred Shares aggregating $50 million in September 2003.

     In July 2003, the Company issued $300 million of seven-year senior unsecured notes with a coupon rate of 4.625%. These notes are due August 1, 2010 and were offered at 99.843% of par. Proceeds from this offering were used to repay borrowings under the Company’s unsecured credit facility and to selectively prepay secured mortgage financing.

     Developers Diversified Realty Corporation currently owns and manages over 360 retail operating and development properties in 44 states comprising approximately 82 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon written request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2002.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,

	2003(F)	2002	2003(F)	2002

Revenues:
Minimum rent (A)	$89,894	$65,934	$255,267	$187,198
Percentage and overage rents (A)	769	812	3,247	2,282
Recoveries from tenants	24,972	18,446	67,878	50,723
Ancillary income	537	502	1,333	1,167
Other property related income	369	615	677	1,189
Management fee income	2,601	2,427	7,733	7,789
Development fees	303	1,236	976	2,042
Interest income	1,133	1,496	3,892	4,056
Other (B)	3,599	155	9,520	4,895

	124,177	91,623	350,523	261,341

Expenses:
Operating and maintenance	15,653	10,810	43,962	29,942
Real estate taxes	15,987	11,294	42,491	32,041
General and administrative (C)	9,088	6,632	28,001	20,012
Interest	23,515	19,700	65,620	57,588
Impairment charge (D)	—	—	2,640	—
Depreciation and amortization	24,760	18,415	68,840	56,645

	89,003	66,851	251,554	196,228

Income before equity in net income of joint ventures, minority equity interests, income tax expense, discontinued operations and gain on sales of real estate and real estate investments	35,174	24,772	98,969	65,113
Equity in net income of joint ventures (E)	6,852	4,781	23,748	22,398
Minority equity interests (F)	(864)	(5,570)	(4,802)	(16,770)
Income tax expense of taxable REIT subsidiary	(130)	—	(130)	—

Income from continuing operations	41,032	23,983	117,785	70,741
Income (loss) from discontinued operations (G)	59	1,035	1,848	(1,377)

Income before gain on sales of real estate and real estate investments	41,091	25,018	119,633	69,364
Gain on sales of real estate and real estate investments, net of tax	897	159	29,142	2,988

Net income	$41,988	$25,177	$148,775	$72,352

Net income, applicable to common shareholders (H)	$24,525	$18,687	$108,175	$46,241

Funds From Operations (“FFO”):
Net income applicable to common shareholders (H)	$24,525	$18,687	$108,175	$46,241
Depreciation and amortization of real estate investments	24,319	18,029	68,013	56,237
Equity in net income of joint ventures	(6,852)	(4,781)	(23,748)	(22,398)
Joint ventures’ FFO (E)	8,872	8,794	24,815	32,145
Minority equity interests (OP Units)	444	342	1,303	1,104
(Gain) loss on sales and impairment charge on depreciable real estate and real estate investments, net	—	(468)	(24,377)	3,058

FFO available to common shareholders	51,308	40,603	154,181	116,387
Preferred dividends (H)	17,463	6,490	40,600	26,111

FFO (H)	$68,771	$47,093	$194,781	$142,498

Per share data: (H)
Earnings per common share
Basic	$0.29	$0.29	$1.34	$0.73

Diluted	$0.28	$0.28	$1.32	$0.72

Dividends Declared	$0.41	$0.38	$1.23	$1.14

Funds From Operations — Basic (I), (H)	$0.59	$0.62	$1.89	$1.80

Funds From Operations – Diluted (I), (H)	$0.58	$0.61	$1.86	$1.77

Basic – average shares outstanding (thousands)	80,447	64,712	82,756	63,395

Diluted — average shares outstanding (thousands)	85,997	65,761	87,066	64,451

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the nine month period ended September 30, 2003 as compared to 2002, aggregated $67.3 million consisting of $2.9 million related to leasing of core portfolio properties (an increase of 2.1% from 2002), $20.2 million from the acquisition of thirteen shopping centers in 2002 and 2003, $49.1 million is attributed to the JDN merger and $2.0 million related to developments and redevelopments. These amounts were offset by a decrease of $0.9 million relating to the business center properties and $6.0 million due to the transfer of eight properties to joint ventures in 2002 and 2003. Included in the rental revenues for the nine month period ended September 30, 2003 and 2002 is approximately $4.8 million and $3.1 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three month period ended September 30, 2003 and 2002 included approximately $3.7 million and $0.2 million, respectively, in lease termination revenue. Other income for the nine month period ended September 30, 2003 and 2002 included approximately $6.5 million and $3.0 million in lease termination revenue, respectively. Other income for the nine month period ended September 30, 2003 includes approximately $2.4 million of income from the settlement of a call option relating to the MOPPRS debt assumed from JDN. Included in other income for the nine month period ended September 30, 2003 and 2002 was approximately $1.1 million and $2.4 million, respectively, primarily associated with the sale of certain option rights (2003), the sale of development rights to the Wilshire project in Los Angeles, California (2002), financing and other miscellaneous fees. Offsetting these revenues for the nine months ended September 30, 2003 and 2002 was a charge of $0.5 million relating to the write-off of abandoned development projects in each year.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine month periods ended September 30, 2003 and 2002, general and administrative expenses were approximately 5.1% and 4.4%, respectively, of total revenues, including joint venture revenues, for each period. In addition to increases attributable to the merger with JDN in March 2003, included in the nine month period ended September 30, 2003 general and administrative expense is approximately $2.8 million of non-cash executive management incentive compensation primarily associated with performance unit grants which compares to $1.1 million in 2002. The increase of $1.7 million is attributed to the increase in the Company’s stock price in 2003. Excluding this additional non-cash incentive compensation, general and administrative expense, as a percentage of total revenues, including joint venture revenues, was approximately 4.8%.

(D)	Impairment charge relates to the potential sale of two shopping center assets, aggregating 150,000 square feet of GLA, in 2003 with a projected loss of approximately $2.6 million. One of these properties sold in October 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period		Nine month period
	ended September 30,		ended September 30,

	2003 (b)	2002 (b)	2003 (b)	2002 (b)

Revenues from operations (a)	$64,933	$55,588	$190,778	$166,498

Operating expense	21,526	18,998	68,601	57,883
Depreciation and amortization of real estate investments	11,536	7,686	32,226	23,180
Interest expense	19,848	16,521	59,777	49,639

	52,910	43,205	160,604	130,702

Income from operations before gain on sale of real estate and real estate investments and discontinued operations	12,023	12,383	30,174	35,796
Gain on sale of real estate and real estate investments	1,603	2,420	3,935	13,697
Income from discontinued operations	(227)	2,013	396	7,427
Gain on sale of discontinued operations	12,446	—	53,333	15,596

Net income	$25,845	$16,816	$87,838	$72,516

DDR Ownership interests (b)	$7,148	$4,775	$24,678	$24,103

Funds From Operations from joint ventures are summarized as follows:
Net income	$25,845	$16,816	$87,838	$72,516
(Gain) loss on sale of real estate and real estate investments, including discontinued operations	(12,181)	273	(53,069)	(15,075)
Depreciation and amortization of real estate investments	11,627	8,537	33,109	26,822

	$25,291	$25,626	$67,878	$84,263

DDRC Ownership interests (b)	$8,872	$8,794	$24,815	$32,145

DDRC Partnership distributions received, net	$19,940	$9,700	$54,149	$47,854

(a)	Revenues for the three month periods ended September 30, 2003 and 2002 included approximately $0.9 million and $0.7 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.3 million and $0.2 million, respectively. Revenues for the nine month periods ended September 30, 2003 and 2002 included approximately $2.5 million in each year resulting from the recognition of straight line rents, of which the Company’s proportionate share is $0.6 million and $0.9 million, respectively.

(b)	At September 30, 2003 and 2002, the Company owned joint venture interests relating to 52 and 49 shopping center properties, respectively. In addition, at September 30, 2003 and 2002, respectively, the Company owned through its approximately 25% owned joint venture, 75 and 117 shopping center sites formerly owned by Service Merchandise.

The Company’s share of joint venture net income has been reduced by $0.9 million and $1.9 million for the nine month periods ended September 30, 2003 and 2002, respectively, to reflect additional basis depreciation and the elimination of gain on sale in relation to a property acquired by the Company from a joint venture.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(F)	Minority Equity Interests are comprised of the following:

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Minority interests	$420	$458	$1,263	$1,355
Preferred Operating Partnership Units	—	4,770	2,236	14,311
Operating Partnership Units	444	342	1,303	1,104

	$864	$5,570	$4,802	$16,770

The financial statement amounts presented herein do not reflect the adoption of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”) with respect to minority interests in entities that are considered mandatorily redeemable financial instruments. It is our understanding that the Financial Accounting Standards Board (“FASB”) voted to defer the adoption of the provisions in SFAS 150 that relate to mandatorily redeemable noncontrolling interests at its meeting on October 29, 2003. We will incorporate a discussion in the Company’s Form 10-Q for the period ended September 30, 2003 reflecting the decisions reached in the FASB Staff Position regarding this matter.

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Revenues	$133	$1,289	$1,351	$4,239

Expenses:
Operating	44	331	178	1,026
Interest	13	180	209	591
Depreciation	17	211	322	941

	74	722	709	2,558

	59	567	642	1,681
Gain on sales of real estate and (impairment charge), net	—	468	1,206	(3,058)

	$59	$1,035	$1,848	$(1,377)

(H)	As previously announced, DDR has complied with the Security and Exchange Commission (“SEC”) July 31, 2003’s Staff Policy statement that clarifies EITF Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” and restated net income available to common shareholders for fiscal year 2002 and recorded the charges related to the 2003 transactions. As a result of this change in accounting principle, the Company has recorded a charge of $5.7 million for the three months ended September 30, 2003 and $10.7 million and $5.5 million for the nine months ended September 30, 2003 and 2002, respectively, to net income available to common shareholders and FFO.

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.1 million and 0.9 million Operating Partnership Units (OP Units) outstanding at September 30, 2003 and 2002 into 1.1 million and 1.0 million common shares of the Company for the three and nine month periods ended September 30, 2003 and 2002, respectively. The weighted average diluted shares and OP Units outstanding were 88.3 million and 66.9 million for the three month periods ended September 30, 2003 and 2002, respectively, and 82.9 million and 65.6 million for the nine month periods ended September 30, 2003 and 2002, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	September 30, 2003 (A)	December 31, 2002

Assets:
Real estate and rental property:
Land	$843,376	$488,292
Buildings	2,676,442	2,109,675
Fixtures and tenant improvements	81,863	72,674
Land under development	71,180	20,028
Construction in progress	188,148	113,387

	3,861,009	2,804,056
Less accumulated depreciation	(457,610)	(408,792)

Real estate, net	3,403,399	2,395,264
Cash	18,474	16,371
Advances to and investments in joint ventures	325,825	258,610
Notes receivable	10,985	11,662
Receivables, including straight line rent	77,562	60,074
Other assets	81,948	34,871

	$3,918,193	$2,776,852

Liabilities:
Indebtedness:
Revolving credit facilities	$148,500	$446,000
Variable rate unsecured term debt	300,000	22,120
Unsecured debt	839,822	404,900
Mortgage and other secured debt	830,454	625,778

	2,118,776	1,498,798
Dividends payable	38,688	25,378
Other liabilities	145,029	92,070

	2,302,493	1,616,246
Minority interests	44,499	215,045
Shareholders’ equity	1,571,201	945,561

	$3,918,193	$2,776,852

(A) See Footnote F on previous page.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30,	December 31,
	2003	2002

Land	$442,706	368,520
Buildings	1,331,606	1,219,947
Fixtures and tenant improvements	29,730	24,356
Construction in progress	147,932	91,787

	1,951,974	1,704,610
Accumulated depreciation	(158,929)	(153,537)

Real estate, net	1,793,045	1,551,073
Receivables, including straight line rent, net	57,365	64,642
Investment in joint ventures	14,283	12,147
Leasehold interests	25,472	26,677
Other assets	87,705	80,285

	$1,977,870	$1,734,824

Mortgage debt (a)	$1,238,499	$1,129,310
Notes and accrued interest payable to DDRC	129,627	106,485
Amounts payable to other partners	44,533	71,153
Other liabilities	78,004	61,898

	1,490,663	1,368,846
Accumulated equity	487,207	365,978

	$1,977,870	$1,734,824

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $396.4 million and $387.1 million at September 30, 2003 and December 31, 2002, respectively.